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                                                                    EXHIBIT 99.1

[CELERIS CORPORATION LETTERHEAD]                                    NEWS RELEASE


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-6236


                         CELERIS CORPORATION TO DISSOLVE
                                       AND
                       DISTRIBUTE PROCEEDS TO SHAREHOLDERS



NASHVILLE, Tennessee (November 25, 2002) -- Celeris Corporation (OTCBB: CRSC) has taken the steps necessary to dissolve effective December 3, 2002, in accordance with the plan previously approved by Company shareholders. Celeris will terminate trading of its shares at the end of business on December 3, 2002, and will distribute monies to the shareholders holding shares as of that date.

Celeris currently plans to distribute $0.25 per share and anticipates that stockholders should receive their distributions within four weeks. At this time, the Company has also reserved additional monies to address open matters that have not been resolved. Because there are several open matters, it is difficult to estimate that amount of any subsequent distribution, if any, that will be made. Based on the open matters, Celeris currently believes that a subsequent distribution of $0.04 to $0.09 per share is most likely, although the actual amount could range from no subsequent distribution to a distribution of $0.10 per share in additional monies. The Company can make no assurances concerning the amount or timing of the second distribution, or whether one will be made at all, as the open matters must be resolved prior to any such distribution.


This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include the uncertainty as to the total amount in liquidating distributions that the shareholders will receive.



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